Exhibit 4(a)(iii)

MITCHELLS & BUTLERS RETAIL LIMITED
as Initial Borrower

MITCHELLS & BUTLERS RETAIL HOLDINGS LIMITED
as Securitisation Group Parent

MITCHELLS & BUTLERS LEISURE RETAIL LIMITED
as Cash Manager

THE ROYAL BANK OF SCOTLAND PLC
as the Working Capital Facility Provider

HSBC TRUSTEE (C.I.) LIMITED
as the Borrower Security Trustee

WORKING CAPITAL FACILITY AGREEMENT

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THIS AGREEMENT is made on 13 November 2003

BETWEEN:

(1)	THE ROYAL BANK OF SCOTLAND PLC, (registered number 929027) acting through its branch at 135 Bishopsgate, London EC2M 3UR (in its capacity as the lender of the Working Capital Facility, the "Working Capital Facility Provider", which expression shall include its successors, permitted transferees and assignees);

(2)	MITCHELLS & BUTLERS RETAIL LIMITED a company incorporated in England and Wales with registered number 00024542) and having its registered office at 27 Fleet Street, Birmingham, West Midlands, B3 1JP (the "Initial Borrower");

(3)	MITCHELLS & BUTLERS RETAIL HOLDINGS LIMITED a company incorporated in England and Wales with registered number 04887979 and having its registered office at 27 Fleet Street, Birmingham, West Midlands, B3 4JP (the "Securitisation Group Parent");

(4)	MITCHELLS & BUTLERS LEISURE RETAIL LIMITED a company incorporated in England and Wales with registered number 01001181 and having its registered office at 27 Fleet Street, Birmingham, West Midlands, B3 4JP (the "Cash Manager");

(5)	HSBC TRUSTEE (C.I.) LIMITED, whose registered office is at PO Box 88, 1 Grenville Street, St Helier, Jersey JE4 9PF, Channel Islands, as security trustee for the Borrower Secured Creditors (the "Borrower Security Trustee").

WHEREAS:

(A)	The Working Capital Facility Provider has agreed to make available to the Obligors on a joint and several basis a committed sterling revolving facility on the basis of the terms and conditions of this Agreement.

(B)	The Working Capital Facility shall be made available to the Obligors with effect from the Closing Date and the Obligors shall utilise the Working Capital Facility to meet their working capital purposes, ongoing operational expenses and general corporate purposes.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND CONSTRUCTION

	1.1	Unless otherwise defined in this Agreement or the context otherwise requires, words and expressions used in this Agreement have the meanings and constructions ascribed to them in a master definitions schedule contained in a master framework agreement (the "Master Framework Agreement") dated on or about the date of this Agreement and made between, inter alios, the Obligors, the Issuer and the Borrower Security Trustee.

	1.2	This Agreement is the Working Capital Facility Agreement, as defined in the Master Definitions Schedule.

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1.3	Borrower Deed of Charge and Account Bank and Cash Management Agreement

This Agreement is entered into with the benefit of, and subject to the terms of the Borrower Deed of Charge and the Account Bank and Cash Management Agreement. To the extent there is any inconsistency between the terms of this Agreement and the terms of the Borrower Deed of Charge or the Account Bank and Cash Management Agreement, the terms of the Borrower Deed of Charge or the Account Bank and Cash Management Agreement shall prevail.

2.	THE WORKING CAPITAL FACILITY

2.1	Subject to the terms of this Agreement, the Working Capital Facility Provider grants the Obligors a committed sterling revolving advances facility in an aggregate amount equal to £60 million (the "Working Capital Facility Amount").

2.2	The Working Capital Facility Provider and the Obligors, may, with the prior written consent of the Borrower Security Trustee and AMBAC and subject to a Ratings Test, increase the Working Capital Facility Amount.

2.3	The Working Capital Facility Amount shall be available for a period commencing on the date of this Agreement and ending on the date which falls 5 years after the Closing Date (the "WCF Availability Period").

3.	PURPOSE AND MONITORING

3.1	Purpose

The Obligors shall apply all amounts borrowed by them under the Working Capital Facility towards:

	3.1.1	their working capital needs;

	3.1.2	their ongoing operational expenses; and

	3.1.3	their general corporate purposes.

3.2	Monitoring

Neither the Working Capital Facility Provider nor the Borrower Security Trustee are bound to monitor or verify the application of any amount borrowed by any Obligor pursuant to this Agreement.

4.	CONDITIONS PRECEDENT TO UTILISATION OF THE WORKING CAPITAL FACILITY

Unless the Working Capital Facility Provider agrees otherwise, the Cash Manager may not deliver any WCF Utilisation Request unless the Working Capital Facility Provider has received all of the documents and other evidence listed in Schedule 1 (Conditions Precedent) in form and substance satisfactory to the Working Capital Facility Provider.

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5.	UTILISATION

5.1	Delivery of WCF Utilisation Request

The Cash Manager on behalf of one or more of the Obligors may on any Business day in the WCF Availability Period request the making of one or more WCF Advances by the delivery to the Working Capital Facility Provider, by 11.00 am on the proposed date for the making of such WCF Advance, of a completed WCF Utilisation Request substantially in the form of Schedule 2 (Utilisation Request) for each such request.

5.2	Details of Utilisation

Each WCF Utilisation Request delivered to the Working Capital Facility Provider pursuant to Clause 5.1 (Delivery of WCF Utilisation Request) shall specify:

	5.2.1	the proposed date for the making of the WCF Advance requested, which shall be a Business Day falling within the WCF Availability Period;

	5.2.2	the term of the WCF Advance pursuant to Clause 10.1 (Selection of WCF Advance Terms);

	5.2.3	the amount of the WCF Advance requested, which shall be (a) (if less than the WCF Available Commitment) a minimum of £100,000, or (b) equal to the amount of the WCF Available Commitment; and

	5.2.4	the account to which the proceeds of the proposed utilisation are to be paid.

5.3	Utilisation Conditions

If the Cash Manager on behalf of one or more of the Obligors requests a WCF Utilisation and, on the proposed date for the making of such WCF Utilisation:

	5.3.1	such WCF Utilisation does not exceed the WCF Available Commitment; and

	5.3.2	on and as of the proposed date for the making of such WCF Utilisation:

(a)	no WCF Event of Default is continuing or would result from the proposed WCF Utilisation;

(b)	each of the Repeating Representations specified in Clause 14 (Representations and Warranties) of the Issuer/Borrower Facility are accurate in all material respects with reference to the facts and circumstances then existing;

or if any of the conditions in 5.3.1 and 5.3.2 applies and is waived by the Working Capital Facility Provider, then such WCF Advance will be made in accordance with the provisions hereof.

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6.	ADDITIONAL BORROWERS

6.1	Accession

Any other members of the Securitisation Group may (subject to clause 6.2) accede as an Obligor under this Agreement by executing an Obligor Accession Deed in the form set out in Schedule 5.

6.2	Conditions Precedent to Accession

An accession pursuant to Clause 6.1 above shall only take effect:

	6.2.1	if the Obligor Accession Deed in the form set out in Schedule 4 is delivered to the satisfaction of the Working Capital Facility Provider;

	6.2.2	if the Obligor has acceded to the Issuer/Borrower Facility Agreement having satisfied all the Conditions Precedent set out therein; and

	6.2.3	if the Obligor satisfies all the Conditions Precedent set out in Schedule 5 (Conditions Precedent to the Obligor Accession).

7.	REPAYMENT

7.1	Repayment by Obligors

	7.1.1	The Obligors shall on a joint and several basis repay each Working Capital Advance on the last day of the WCF Advance Term relating thereto.

	7.1.2	Without prejudice to Clause 7.1.1, the Obligors shall on a joint and several basis repay all outstanding WCF Advances on the last day of the WCF Availability Period.

	7.1.3	Without prejudice to each Obligor's obligation to repay the full amount of the WCF Advances on the last day of the WCF Advance Term thereto, the amount to be repaid and the amount to be drawn by such Obligor on such date shall be netted off against each other so that the amount of cash which such Obligor is required to pay or, as the case may be, the amount which the Working Capital Facility Provider is required to advance to that Obligor shall be the net amount.

7.2	Scrub Down

The Obligors shall ensure that, in any Financial Year, there are at least two consecutive Business Days on which the aggregate amount outstanding of the WCF Advances is zero.

7.3	Re-borrowing

Amounts of the WCF Advances repaid in accordance with 7.1 (Repayment by Obligors) or prepaid in accordance with Clause 8.3 (Voluntary Prepayment) shall remain available for re-borrowing during the WCF Availability Period.

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7.4	Break Costs

Each Obligor agrees that if the Working Capital Facility Provider receives or recovers all or any part of a WCF Advance otherwise than on the last day of the term thereof, the Obligors shall pay to the Working Capital Facility Provider following demand, an amount equal to the amount (if any) by which (a) the additional interest which would have been payable on the amount so received or recovered had it been received or recovered on the last day of the WCF Advance Term exceeds (b) the amount of interest which in the opinion of the Working Capital Facility Provider would have been payable to the Working Capital Facility Provider on the last day of the WCF Advance Term in respect of a sterling deposit equal to the amount so received or recovered placed by it with a prime bank in London for a period starting on the Business Day following the date of such receipt or recovery and ending on the last day of the WCF Advance Term.

7.5	Set-Off

The Working Capital Facility Provider waives any right it has or may acquire to combine, consolidate or merge any account which it holds in its capacity as Working Capital Facility Provider with any other account or liabilities of any Obligor and agrees it will not set-off, claim to set-off, purport to set-off, transfer, combine or withhold payment of any amount which any such Obligor is or will become obliged to pay to it, against any amount which it is or will become obliged to pay to such Obligor.

8.	CANCELLATION AND PREPAYMENT

8.1	Illegality

If, at any time, it is or will become unlawful in any relevant jurisdiction for the Working Capital Facility Provider to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain any WCF Advance, then:

	8.1.1	the Working Capital Facility Provider shall promptly notify the Borrower Security Trustee and, by delivering a notice to the Cash Manager, the Obligors, upon becoming aware of that event;

	8.1.2	upon the Working Capital Facility Provider so notifying the Borrower Security Trustee and the Obligors, the WCF Commitment will be immediately cancelled; and

	8.1.3	the Obligors shall repay the WCF Advances on the Loan Payment Date immediately following such notification or, if earlier, the date specified by the Working Capital Facility Provider in the notice to the Obligors (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Voluntary Cancellation

The Cash Manager on behalf of all of the Obligors, may, upon not less than fifteen Business Days' prior written notice to the Working Capital Facility Provider and with the prior written consent of the Borrower Security Trustee and Ambac, and subject to a Ratings Test, cancel the whole or any part of (but, if in part, being an amount of or integral multiple of £1,000,000) the WCF Commitment.

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8.3	Voluntary Prepayment

The Cash Manager on behalf of all or any of the relevant Obligors may, by giving to the Working Capital Facility Provider not less than fifteen Business Days' prior notice to that effect, prepay the whole or any part of any of the WCF Advances (being in each case an amount of or integral multiple of £1,000,000).

8.4	Restrictions

	8.4.1	Any notice of cancellation or prepayment given by the Cash Manager on behalf of all of the Obligors under Clauses 8.2 or 8.3 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

	8.4.2	Unless a contrary indication appears in this Agreement, any part of the Working Capital Facility which is prepaid may be reborrowed in accordance with the terms of this Agreement.

	8.4.3	No amount of the WCF Commitment cancelled under this Agreement may be subsequently reinstated.

	8.4.4	The Obligors shall not repay or prepay all or any part of the Working Capital Facility except at the times and in the manner expressly provided herein.

	8.4.5	The WCF Commitment shall be automatically cancelled at the end of the WCF Availability Period.

9.	INTEREST

9.1	Calculation of interest

	9.1.1	Interest on each WCF Advance is calculated on the outstanding daily balance thereof at the WCF Interest Rate applicable at the relevant WCF Advance Term.

	9.1.2	The WCF Interest Rate for a WCF Advance Term is the percentage rate per annum determined by the Working Capital Facility Provider at the beginning of such period as being the aggregate of:

(a) 1.00%;

(b) LIBOR (as then applicable); and

(c) the WCF Mandatory Costs Rate (as set out in Schedule 3).

9.2	Payment of Interest

On the last day of each WCF Advance Term, the Obligors shall on a joint and several basis pay the accrued interest thereon.

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9.3	Default interest

If the Obligors fail to pay any amount payable under this Agreement on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate one per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a WCF Advance. Any interest accruing under this Clause 9.3 shall be payable by the Obligors on a joint and several basis following demand and subject to the Borrower Priority of Payments, by the Working Capital Facility Provider.

9.4	Notification of WCF Interest Rates

The Working Capital Facility Provider shall promptly notify the Obligors (by delivering a notice to the Cash Manager) of the determination of the WCF Interest Rates under this Agreement.

10.	TERMS OF WORKING CAPITAL FACILITY ADVANCES

10.1	Selection of WCF Advance Terms

	10.1.1	The Cash Manager on behalf of the Obligors shall select the duration of each WCF Advance Term in the WCF Utilisation Request provided such duration shall (subject to Clause 10.1.2) be no less than one Business Day and no longer than six months.

	10.1.2	No WCF Advance Term shall extend beyond the end of the WCF Availability Period.

10.2	Non-Business Days

If a WCF Advance Term would otherwise end on a day which is not a Business Day, that WCF Advance Term will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.	FEES

11.1	Front End Fee

An arrangement fee of £150,000 will be payable by the Initial Borrower to the Working Capital Facility Provider on the Closing Date.

11.2	Commitment Fee

	11.2.1	During the WCF Availability Period, the Obligors shall pay to the Working Capital Facility Provider a fee in sterling computed at the rate of 0.35% per annum on the WCF Available Commitment from day to day.

	11.2.2	The then accrued commitment fee is payable in arrear:

(a) quarterly as from the Closing Date;

(b) on the last day of the WCF Availability Period; and

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(c)	in respect of the cancellation in full of the WCF Available Commitment, at the time the cancellation is effective.

12.	WITHHOLDING TAX AND TAX INDEMNITIES

12.1	Definitions

12.1.1	In this Clause 12:

"Qualifying Lender" means a Working Capital Facility Provider which is beneficially entitled to any interest payable to it in respect of an advance or any unpaid sum under a WCF Finance Document and is:

(a)	a bank for the purposes of section 349 of the Income and Corporation Taxes Act 1988 which is within the charge to United Kingdom corporation tax as respects any payments of interest made to it in respect of:

(i)	an advance made by it under a WCF Finance Document; or

(ii)	an advance made under a WCF Finance Document by another person that was a bank (as defined for the purpose of section 349 of the Income and Corporation Taxes Act 1988) at the time that advance was made; or

(b)	a Treaty Lender; or

(c)	a UK Non Bank Lender;

"Tax Credit" means a credit against, relief or remission for, or repayment of, any Tax;

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a WCF Finance Document;

"Tax Payment" means an increased payment made by an Obligor to the Working Capital Facility Provider under Clause 12.2 (Tax Gross-up) or a payment under Clause 12.3 (Tax Indemnity);

"Treaty Lender" means a Working Capital Facility Provider which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)	does not carry on a business in the United Kingdom through a permanent establishment with which that Working Capital Facility Provider's participation in the WCF Loan is effectively connected;

"Treaty State" means a jurisdiction having a double taxation agreement (a "Treaty") with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest; and

"UK Non Bank Lender" means (i) a company resident in the United Kingdom for United Kingdom tax purposes or (ii) a company not so resident which carries on a trade in the United Kingdom through a branch or agency and brings into account interest payable to it under this Agreement in computing its chargeable profits for the purposes of section 11(2) of the Income and Corporation Taxes Act 1988, which in either case has provided to the Obligors and not retracted confirmation of one or other of the scenarios set out at (i) or (ii) as appropriate.

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12.1.2	In this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax Gross-up

12.2.1	Each Obligor shall make all payments to be made by it under the WCF Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

12.2.2	An Obligor shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the other parties to this Agreement accordingly.

12.2.3	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to the extent necessary to ensure that, after that Tax Deduction has been made, the Working Capital Facility Provider receives an amount equal to the amount which it would have received had that Tax Deduction not been required to be made.

12.2.4	An Obligor is not required to make an increased payment to the Working Capital Facility Provider under Clause 12.2.3 for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on the WCF Loan, if on the date on which the payment falls due:

(a)	the payment could have been made to the Working Capital Facility Provider without a Tax Deduction if it was a Qualifying Lender, but on that date the Working Capital Facility Provider is not or has ceased to be a Qualifying Lender other than as a result of any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant Tax Authority; or

(b)	the Working Capital Facility Provider is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Working Capital Facility Provider without the Tax Deduction had the Working Capital Facility Provider complied with its obligations under Clause 12.2.7.

12.2.5	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

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12.2.6	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Working Capital Facility Provider evidence reasonably satisfactory to the Working Capital Facility Provider that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant Tax Authority.

12.2.7	If the Working Capital Facility Provider is a Treaty Lender, the Working Capital Facility Provider and each Obligor which makes a payment to which the Working Capital Facility Provider is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax Indemnity

12.3.1	Each Obligor shall, following demand, pay to the Working Capital Facility Provider an amount equal to the loss, liability or cost which the Working Capital Facility Provider determines will be or has been (directly or indirectly) suffered for or on account of Tax by it in respect of a WCF Finance Document.

12.3.2	Clause 12.3.1 above shall not apply:

(a)	with respect to any Tax assessed on the Working Capital Facility Provider:

(i)	under the law of the jurisdiction in which the Working Capital Facility Provider is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Working Capital Facility Provider is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which the Working Capital Facility Provider's facility office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by the Working Capital Facility Provider; or

(b)	to the extent a loss, liability or cost:

(i)	is compensated for by an increased payment under Clause 12.2 (Tax Gross-up); or

(ii)	would have been compensated for by an increased payment under Clause 12.2 (Tax Gross-up) but was not so compensated solely because one of the exclusions in paragraphs (a) and (b) of Clause 12.2.4 applied.

12.3.3	If the Working Capital Facility Provider makes, or is intending to make, a claim under Clause 12.3.1, it shall promptly notify the Cash Manager acting on behalf of the Obligors of the event which will give, or has given, rise to that claim.

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12.4	Tax Credit

If an Obligor makes a Tax Payment and the Working Capital Facility Provider determines that:

12.4.1	a Tax Credit is attributable to that Tax Payment or the Tax Deduction giving rise to that Tax Payment; and

12.4.2	that it has obtained, utilised and retained that Tax Credit,

the Working Capital Facility Provider will reimburse to that Obligor such amount as the Working Capital Facility Provider determinesto be such proportion of that Tax Credit as will leave it (after that reimbursement has been made) in the same after-Tax position as it would have been in had the Tax Deduction which has given rise to the Tax Payment not been required to be made by that Obligor (where that Tax Payment is part of an increased payment under Clause 12.2 (Tax Gross-up)) or had the Working Capital Facility Provider not suffered the loss, liability or costwhich has given rise to the Tax Payment (where that Tax Payment is a payment under Clause 12.3 (Tax Indemnity)).

12.5	Tax and Other Affairs

No provision of this Agreement shall:

12.5.1	interfere with the right of the Working Capital Facility Provider to arrange its Tax or any other affairs in whatever manner it thinks fit;

12.5.2	oblige the Working Capital Facility Provider to claim any Tax Credit in respect of any payment under this Clause 12 (Withholding Tax and Tax Indemnities) in priority to any other credit, relief, remission or repayment available to it; or

12.5.3	oblige the Working Capital Facility Provider to disclose any information relating to its Tax or other affairs or any computations in respect thereof.

12.6	Stamp Taxes

The Obligors shall pay all stamp, registration and other documentary taxes or duties (including any interest and penalties thereon or in connection therewith) to which any WCF Finance Document and any judgment given in connection with any WCF Finance Document is or may at any time be subject and shall from time to time following demand indemnify the Working Capital Facility Provider against any claim, demand, action, liability, damage, cost, loss or expense (including, without limitation, legal fees) which it may suffer or incur as a result of or arising out of or in relation to any failure to pay or delay in paying any such stamp, registration or documentary taxes or duties.

12.7	Value Added Tax

12.7.1	All consideration expressed to be payable by an Obligor to the Working Capital Facility Provider under any WCF Finance Document shall be exclusive of VAT. If the Working Capital Facility Provider is required to account to a Tax Authority (including HM Customs and Excise) for VAT on a supply for which any sum paid to it by an Obligor under any WCF Finance Document is the consideration (in whole or in part) for VAT purposes, that Obligor will pay to the Working Capital Facility Provider (in addition to and at the same time as paying the consideration) an amount equal to that VAT (against production of a valid VAT invoice in respect of that supply).

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12.7.2	References to any fee, cost or expense incurred by the Working Capital Facility Provider and in respect of which the Working Capital Facility Provider is to be reimbursed or indemnified by any Obligor under any WCF Finance Document shall include such part of such fee, cost or expense as represents VAT.

13.	INCREASED COSTS

13.1	Definition

In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Working Capital Facility or on the Working Capital Facility Provider's (or its Affiliate's) overall capital;

(ii)	an additional or increased costs; or

(iii)	a reduction of any amount due and payable under any WCF Finance Document,

which is incurred or suffered by the Working Capital Facility Provider or any of its Affiliates to the extent that it is attributable to the Working Capital Facility Provider having entered into its commitment or funding or performing its obligations under any WCF Finance Document.

13.2	Increased Costs

13.2.1	If, by reason of:

(a) any change in any law or in the interpretation or administration of any law; or

(b) compliance with any law or regulation made after the date of this Agreement (including without limitation any Increased Costs resulting from the implementation of the new Basel Capital Accord as outlined in the consultative document issued by the Basel Committee on Banking Supervision in January 2001),

the Working Capital Facility Provider incurs any Increased Costs, then each Obligor shall, within three Business days of a demand by the Working Capital Facility Provider and subject to the Borrower Priority of Payments, pay to the Working Capital Facility Provider such amount as is sufficient to indemnify the Working Capital Facility Provider fully against any such Increased Cost.

13.2.2	The Working Capital Facility Provider shall notify the Cash Manager of the event giving rise to the claim and as soon as practicable after a demand is made provide to the Cash Manager a certificate confirming the amount of the Increased Costs.

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13.3	Exclusions

	13.3.1	The Working Capital Facility Provider will not be entitled to make any claim for Increased Costs to the extent such Increased Costs are:

		(a)	compensated for by payment of the WCF Mandatory Costs Rate;

		(b)	compensated for by Clause 12.2 (Tax Gross-up) (or would have been so compensated for under Clause 12.2 (Tax Gross-up) but were not so compensated solely because one of the exclusions in Clause 12.2.4 applied);

		(c)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 12.3.2 applied);

		(d)	attributable to the wilful breach of the Working Capital Facility Provider or its Affiliates of any law or regulation.

13.4	Non-disclosure

Nothing in this Clause 13 (Increased Costs) will require the Working Capital Facility Provider to disclose any information which it regards as confidential or commercially sensitive.

14.	OTHER INDEMNITIES

Each Obligor shall, within three Business Days of demand, fully indemnify the Working Capital Facility Provider against any cost, loss or liability incurred by the Working Capital Facility Provider as a result of:

	(a)	the occurrence of any WCF Event of Default;

	(b)	funding, or making arrangements to fund, a WCF Advance requested by the Cash Manager (on behalf of an Obligor) in a WCF Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or Breach of Duty by the Working Capital Facility Provider); or

	(c)	an amount not being prepaid in accordance with a notice of prepayment given by the Cash Manager (on behalf of an Obligor).

15.	MITIGATION BY THE WORKING CAPITAL FACILITY PROVIDER

	15.1	Mitigation

		15.1.1	The Working Capital Facility Provider shall, in consultation with the Cash Manager (acting on behalf of the Obligors), the Borrower Security Trustee and the Rating Agencies, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable or cancelled under or pursuant to Clause 12 (Withholding Tax and Tax

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Indemnities) or Clause 13 (Increased costs) or Clause 8.1 (Illegality), including (but not limited to) transferring its rights and obligations under the WCF Finance Documents to another Affiliate or facility office or, with the consent of the Cash Manager (acting on behalf of the Obligors), another financial institution provided that the Working Capital Facility Provider shall be under no obligation to take such steps if to do so would or might in its opinion have a material adverse effect upon its business, operations or financial condition or be otherwise materially prejudicial to it.

	15.1.2	Clause 15.1.1 above does not in any way limit the obligations of the Obligors under the WCF Finance Documents.

15.2	Indemnity

The Obligors shall jointly and severally indemnify the Working Capital Facility Provider for all costs and expenses reasonably incurred by the Working Capital Facility Provider as a result of steps taken by it under Clause 15.1 (Mitigation).

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Obligors shall following demand and subject to the Borrower Priority of Payments, pay the Working Capital Facility Provider an amount equal to the amount of all costs and expenses (including legal fees) reasonably incurred by the Working Capital Facility Provider in connection with the negotiation, preparation, printing and execution of:

	16.1.1	this Agreement; and

	16.1.2	any other WCF Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If the Initial Borrower requests an amendment, waiver or consent, or an amendment is required pursuant to Clause 26 (Economic and Monetary Union) the Obligors shall following demand, reimburse the Working Capital Facility Provider for the amount of all costs and expenses (including legal fees) reasonably incurred by it in responding to, evaluating, negotiating or complying with that request.

16.3	Enforcement costs

The Obligors shall following demand, reimburse the Working Capital Facility Provider for all costs and expenses (including legal fees) incurred by the Working Capital Facility Provider in connection with the enforcement of, or the preservation of any rights under, any WCF Finance Document.

17.	NATURE OF THE OBLIGORS' OBLIGATIONS

17.1	Joint and Several

The obligations of each Obligor with any one or more other Obligors under this Agreement are joint and several. As between the Obligors, any interest, principal, fee or

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other amount payable by them under this Agreement may be allocated between them as they may from time to time determine. Any certificate, statement or delivery required to be given by any of the Obligors under the terms of this Agreement shall be deemed to be sufficiently given if given by any one of the Obligors.

17.2	Failure to Perform

The failure by any single Obligor to perform its obligations under this Agreement, or any of them, shall not affect the obligations of any Obligor towards any other party under this Agreement or under any other WCF Finance Document, nor shall any party other than the other Obligors be liable for the failure by such Obligor to perform its obligations under this Agreement.

18.	REPRESENTATIONS AND WARRANTIES

18.1	Incorporation of Representations and Warranties

	18.1.1	Each of the Obligors hereby represents and warrants that the representations and warranties to be given on the Closing Date by the Obligors pursuant to Clauses 14.2 to 14.30 (Representations and Warranties) of the Issuer/Borrower Facility Agreement are true and correct as if the same were set out herein in favour of the Working Capital Facility Provider, mutatis mutandis.

	18.1.2	Each Obligor acknowledges that the Working Capital Facility Provider has entered into this Agreement in reliance on these warranties.

18.2	Repetition

Each Obligor shall be deemed to further represent and warrant on each WCF Utilisation Date that the Repeating Representations are, on such date, true and correct (by reference to the facts and circumstances then existing) as if the same were set out herein in favour of the Working Capital Facility Provider, mutatis mutandis.

18.3	Working Capital Facility Provider Representations and Warranties

	18.3.1	The Working Capital Facility Provider hereby represents and warrants that on the Closing Date:

(a) it is a Qualifying Lender;

(b) the documents which contain or establish the constitution of the Working Capital Facility Provider include provisions which give power, and all necessary corporate authority has been obtained and action taken, for the Working Capital Facility Provider to sign and deliver, and perform the transactions contemplated in, this Agreement and the agreements entered into in connection with this Agreement, and this Agreement and the agreements entered into by the Working Capital Facility Provider in connection with this Agreement constitute valid, legal, binding and enforceable obligations of the Working Capital Facility Provider (subject to such enforceability being limited by bankruptcy, insolvency or other laws of general applicability affecting the enforcement of creditors' rights generally and the court's discretion in relation to equitable remedies); and

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(c) neither the signing and delivery of this Agreement nor the performance of any of the transactions contemplated in it does or will contravene or constitute a default under, or cause to be exceeded any limitation on the Working Capital Facility Provider or the powers of its directors imposed by or contained in:

(i) any law by which it or any of its assets is bound or affected;

(ii) the documents which contain or establish its constitution; or

(iii) any agreement to which it is a party or by which any of its assets are bound.

	18.3.2	The Working Capital Facility Provider shall be deemed to further represent and warrant on each WCF Utilisation Date that the representations and warranties in 18.3.1 (a) to (c) (inclusive) are, on such date and subject to any notification to the contrary under Clause 18.3.3, true and correct (by reference to the facts and circumstances then existing).

	18.3.3	The Working Capital Facility Provider undertakes to notify the Cash Manager on behalf of the Obligors and the Borrower Security Trustee if, at any time during which it is a party to this Agreement, it ceases to be a Qualifying Lender.

19.	COVENANTS

19.1	General

Each Obligor covenants to the Working Capital Facility Provider that:

	19.1.1	it shall obtain, maintain and comply with the terms of, and supply certified copies to the Working Capital Facility Provider of, any authorisation required under law to enable it to perform its rights and obligations under, or for the validity, priority and enforceability of, any WCF Finance Document to which it is a party;

	19.1.2	it shall notify the Working Capital Facility Provider of the occurrence of any WCF Event of Default (and the steps, if any, being taken to remedy it) promptly upon its occurrence;

	19.1.3	it shall comply with all its obligations under the Issuer/Borrower Facility Agreement and shall send all financial information required thereunder to the Working Capital Facility Provider at the same time as required to be despatched to the Issuer and the Trustee; and

	19.1.4	it shall supply copies of all written information, including but not limited to financial statements as provided to Mitchells & Butlers plc's shareholders to the Working Capital Facility Provider at the same time as despatched to such shareholders.

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19.2	Duration

The undertakings in Clause 19.1 (General) shall remain in force from the date of this Agreement for so long as any amount is or may be outstanding under this Agreement.

20.	WCF EVENTS OF DEFAULT

20.1	WCF Events of Default

The occurrence of any of the following events shall be a "WCF Event of Default":

	20.1.1	Failure to Pay: any of the Obligors fails to pay any amount of principal, interest or other amount payable by it under this Agreement within three Business Days following the due date for payment therefor in the manner specified herein; or

	20.1.2	Cross-Default: the occurrence of an Event of Default under the Issuer/Borrower Facility Agreement.

20.2	Remedies

On and at any time after the occurrence of a WCF Event of Default which is continuing, the Working Capital Facility Provider may by notice to the Obligors, effected by delivering such notice to the Cash Manager (with a copy to the Borrower Security Trustee):

	(i)	cancel the WCF Commitment whereupon it shall immediately be cancelled and reduced to zero;

	(ii)	declare that all or part of the WCF Loan, together with accrued interest, and all other amounts accrued under the WCF Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

	(iii)	declare that all or part of the WCF Loan, together with accrued interest, and all other amounts accrued under the WCF Finance Documents be payable on demand, whereupon it shall immediately become payable on demand by the Working Capital Facility Provider.

21.	GENERAL PROVISIONS

21.1	Business Days

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

21.2	Interest on Overdue Amounts

Unless otherwise agreed by the Working Capital Facility Provider, during any extension of the due date for payment of any principal or an any other unpaid sum under any WCF Finance Document, interest is payable on such principal at the rate payable on the original due date.

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21.3	Currency of Account

Subject to Clause 26 (Economic and Monetary Union), all payments to be made under this Agreement shall be made in sterling.

22.	CALCULATIONS AND CERTIFICATES

22.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a WCF Finance Document, the entries made in the accounts maintained by the Working Capital Facility Provider are prima facie evidence of the matters to which they relate.

22.2	Certificates and Determinations

Any certification or determination by the Working Capital Facility Provider of a rate or amount under any WCF Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

22.3	Day count convention

Any interest, commission or fee accruing under a WCF Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year:

	(a)	if being calculated prior to the Redenomination Date (if any), of 365 days or 366 days (if such year is a leap year); or

	(b)	if being calculated after the Redenomination Date (if any), of 360 days,

or in any case where the market practice differs, in accordance with that market practice.

23.	PAYMENTS

23.1	Payments to the Working Capital Facility Provider

	23.1.1	On each date on which this Agreement requires an amount to be paid by an Obligor, the Obligor (or the Cash Manager on behalf of the Obligor(s)) shall, subject to Clause 23.4, make the same available to the Working Capital Facility Provider for value on the due date at such time and in such funds and to such account with such bank as the Working Capital Facility Provider shall specify, acting reasonably, from time to time.

	23.1.2	For the purposes of Clause 6 of the Account Bank and Cash Management Agreement, the Obligors (or the Cash Manager on behalf of the Obligor(s)) shall, subject to Clause 23.4, be entitled to pay amounts due to the Working Capital Facility Provider on their due dates.

23.2	Payments to the Obligors

	23.2.1	On each date on which this Agreement requires an amount to be paid by the Working Capital Facility Provider, the Working Capital Facility Provider shall make the same available to the relevant Obligor(s) in such funds and to such account with such bank as the relevant Obligor(s) (or the Cash Manager on behalf of the Obligor(s)) shall specify, acting reasonably, from time to time.

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	23.2.2	The Working Capital Facility Provider will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the WCF Finance Documents to be paid by the Working Capital Facility Provider if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Working Capital Facility Provider for that purpose.

23.3	Alternative Payment Arrangements

If, at any time, it shall become impracticable (by reason of any action of any governmental authority or any change in law or any similar event) for the Obligors to make any payments in the manner specified in Clause 23.1 (Payments to the Working Capital Facility Provider), then the Cash Manager on behalf of the Obligors may agree with the Working Capital Facility Provider alternative arrangements for such payments to be made provided that, in the absence of any such agreement, the Obligors shall be obliged to make all payments due to the Working Capital Facility Provider in the manner specified herein.

23.4	Borrower Priority of Payments

	23.4.1	Prior to the delivery by the Borrower Security Trustee of a Loan Enforcement Notice to the Borrower, where sums in respect of a WCF Advance have become due and payable on or before a Loan Payment Date but are or remain unpaid on that date, all payments due to the Working Capital Facility Provider shall not be payable on any dates other than that and subsequent Loan Payment Dates and will be made in accordance with the Borrower Pre-Enforcement Covenant as set out in the Account Bank and Cash Management Agreement unless the Obligors have obtained the written consent of the Borrower Security Trustee to do otherwise (and the Borrower Security Trustee will consent to such if the Ratings Test is satisfied).

	23.4.2	Notwithstanding Clause 24.4.1 above, subsequent to the delivery by the Borrower Security Trustee of a Loan Enforcement Notice to the Borrower, all payments due to the Working Capital Facility Provider will be made in accordance with the Borrower Post-Enforcement (Pre-Acceleration) Priority of Payments or, as applicable, the Borrower Post-Enforcement (Post-Acceleration) Priority of Payments as set out in the Borrower Deed of Charge and not otherwise.

24.	ASSIGNMENT

	24.1	None of the Obligors shall assign or transfer all or any of their rights, benefits and obligations hereunder except that the Obligors may assign by way of security or otherwise the benefit of their rights hereunder to the Borrower Security Trustee pursuant to the Borrower Deed of Charge.

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24.2	The Working Capital Facility Provider may assign all of its rights under this Agreement and/or transfer all of its obligations under this Agreement to another bank or financial institution, or to an affiliate or subsidiary of the Working Capital Facility Provider provided it has first obtained the written consent of the Obligors.

24.3	A transfer of obligations by the Working Capital Facility Provider under Clause 24.2 will be effective only if the new Working Capital Facility Provider confirms to the Working Capital Facility Provider, the Borrower Security Trustee and the Obligors that it undertakes to be bound by the terms of the Borrower Security Documents, the Master Framework Agreement and this Agreement (including the representations and warranties to be made by it pursuant to Clause 18 (Representations and Warranties) as a working capital facility provider in form and substance satisfactory to the Working Capital Facility Provider, the Obligors and the Borrower Security Trustee. On the transfer becoming effective in this manner, the existing Working Capital Facility Provider shall be relieved of all of its obligations under this Agreement.

24.4	The Working Capital Facility Provider may disclose to a prospective transferee and/or assignee such information about the Obligors as shall have been made available to the Working Capital Facility Provider, provided that it has first obtained the written consent of the Obligors.

24.5	The Borrower Security Trustee may assign its rights hereunder to any successor or co-trustee or trustees under the Borrower Debenture but not otherwise.

25.	LAW AND JURISDICTION

25.1	English Law

This Agreement shall be governed by English law.

25.2	English Courts

Each of the parties hereto irrevocably agrees that the courts of England shall have jurisdiction to hear and determine any suit, action or proceedings, and to settle any disputes, which may arise out of or in connection with this Agreement (respectively "Proceedings" and "Disputes") and, for such purposes, irrevocably submits to the jurisdiction of such courts.

25.3	Appropriate Forum

Each party irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 25.2 (English Courts) being nominated as the forum to hear and determine any Proceedings and to settle any Disputes and agrees not to claim that any such court is not a convenient or appropriate forum.

25.4	Non-Exclusivity

The submission to the jurisdiction of the courts of England shall not (and shall not be construed so as to) limit the right of any of the parties hereto (other than the Issuer) to take Proceedings in any court of competent jurisdiction.

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26.	ECONOMIC AND MONETARY UNION

If the United Kingdom becomes a Participating Member State and as a result the Bank of England recognises more than one currency or currency unit as the lawful currency of the United Kingdom:

	26.1.1	(unless prohibited by law) the Working Capital Facility Provider may designate (after consultation with the Cash Manager (acting on behalf of all the Obligors)) which currency or currency unit the obligations arising under this Agreement are to be denominated or payable in;

	26.1.2	(unless prohibited by law) any translation from currency or currency unit to another shall be at the official rate of exchange recognised by the Bank of England for conversion, rounded up or down by the Working Capital Facility Provider (acting reasonably); and

	26.1.3	this Agreement shall be subject to such reasonable changes of construction as the Working Capital Facility Provider may specify from time to time to be appropriate to reflect the adoption of the euro in the United Kingdom and any relevant market conventions or practices relating to the euro.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed the day and year first before written.

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SCHEDULE 1

CONDITIONS PRECEDENT

(1)	In relation to each Obligor:

	(i)	a copy, certified as a true and up-to-date copy by an Authorised Signatory of such Obligor as at a date no earlier than fifteen Business Days prior to the date of this Agreement, of the constitutional documents of such Obligor;

	(ii)	a copy, certified as a true and up-to-date copy by an Authorised Signatory of such Obligor as at a date no earlier than fifteen Business Days prior to the date of this Agreement, of a board resolution of such Obligor approving the execution, delivery and performance of this Agreement and the Borrower Transaction Documents and the terms and conditions hereof and thereof and authorising a named person or persons to sign this Agreement and the Borrower Transaction Documents and any documents to be delivered by such Obligor pursuant hereto or thereto;

	(iii)	a certificate of an authorised signatory of such Obligor setting out the names and signatures of the persons authorised to sign, on behalf of such Obligor, this Agreement and the Borrower Transaction Documents and any documents to be delivered by such Obligor pursuant hereto and thereto; and

	(iv)	a certificate of an authorised signatory of such Obligor confirming that utilisation of the Facility would not breach any restriction on its borrowing powers.

(2)	A signed copy of the Master Framework Agreement and of each other Borrower Transaction Document to which the Working Capital Facility Provider is a party, in each case duly executed by all parties thereto.

(3)	Certified copies of all other Borrower Transaction Documents.

(4)	Confirmation that the Notes have been issued.

(5)	The legal opinions referred to in paragraph 6 of Schedule 1 of the Issuer/Borrower Loan Agreement addressed to, inter alios, the Working Capital Facility Provider.

(6)	A copy of the confirmation from each of the Rating Agencies in respect of all of the Notes, and from Moody's in respect of the Class A1 Notes, the Class A2 Notes and the Class A3 Notes only, that the Notes have been given the following ratings:

	(i)	in respect of the Class A1 Notes, ‘AAA’ by Standard & Poor’s, ‘AAA’ by Fitch and 'Aaa' by Moody's; and

	(ii)	in respect of the Class A2 Notes, ‘AAA’ by Standard & Poor’s, ‘AAA’ by Fitch and 'Aaa' by Moody's;

	(iii)	in respect of the Class A3 Notes, ‘AAA’ by Standard & Poor’s, ‘AAA’ by Fitch and 'Aaa' by Moody's;

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	(iv)	in respect of the Class B1 Notes, ‘A’ by Standard & Poor’s and ‘A’ by Fitch;

	(v)	in respect of the Class B2 Notes, ‘A’ by Standard & Poor’s and ‘A’ by Fitch;

	(vi)	in respect of the Class C Notes, ‘BBB+’ by Standard & Poor’s and ‘BBB+’ by Fitch.

(7)	Evidence that the fees, costs and expenses required to be paid by the Obligors hereunder and then due have been paid.

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SCHEDULE 2

UTILISATION REQUEST

From:	[Cash Manager]

To:	The Royal Bank of Scotland plc as Working Capital Facility Provider

Dated:

Dear Sirs,

Working Capital Facility Agreement dated 13 November 2003 between (among others) Mitchells & Butler Retail Limited and The Royal Bank of Scotland plc ("Working Capital Facility Agreement")

1.	We refer to the Working Capital Facility Agreement. Terms defined, or incorporated by reference, in the Working Capital Facility Agreement shall have the same meaning in this Request.

2.	This notice is irrevocable.

3.	We hereby give you notice that, pursuant to the Working Capital Facility Agreement and upon the terms and subject to the conditions contained therein, we wish a WCF Advance to be made to us as follows:

(a) Amount:

(b) WCF Utilisation Date:

(c) WCF Advance Term:

4.	We confirm that, at the date hereof, the WCF Repeated Representations are true in all material respects and no WCF Event of Default or has occurred and is continuing.

5.	The proceeds of this utilisation should be credited to [insert account details].

Yours faithfully

Authorised Signatory

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SCHEDULE 3

WCF MANDATORY COSTS RATE

1.	The WCF Mandatory Costs Rate is an addition to the interest rate to compensate the Working Capital Facility Provider for the cost of compliance with the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions).

2.	On the first day of each WCF Interest Period (or as soon as possible thereafter) the Working Capital Facility Provider shall calculate the WCF Mandatory Costs Rate as a percentage rate in accordance with the formulae set out below.

3.	The WCF Mandatory Costs Rate will be calculated as follows:

AB + C (B - D) + E x 0.01
per cent. per annum
100 - (A + C)

Where:

	A	is the percentage of eligible liabilities (assuming these to be in excess of any stated minimum) which the Working Capital Facility Provider is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

	B	is the percentage rate of interest (excluding the WCF Margin and the WCF Mandatory Costs Rate) payable for the relevant WCF Interest Period on the WCF Advance.

	C	is the percentage (if any) of eligible liabilities which the Working Capital Facility Provider is required from time to time to maintain as interest bearing special deposits with the Bank of England.

	D	is the percentage rate per annum payable by the Bank of England to the Working Capital Facility Provider on interest bearing special deposits.

	E	is the rate of charge payable by the Working Capital Facility Provider to the Financial Services Authority pursuant to the Fee Regulations (but, for this purpose, ignoring any minimum fee required pursuant to the Fee Regulations) and expressed in pounds per £1,000,000 of the Fee Base of the Working Capital Facility Provider.

4.	For the purposes of this Schedule:

	(a)	"eligible liabilities" and "special deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

	(b)	"Fee Regulations" means the Banking Supervision (Fees) Regulations 2000 or such other law as may be in force from time to time in respect of the payment of fees for banking supervision; and

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(c) "Fee Base" has the meaning given to it, and will be calculated in accordance with, the Fee Regulations.

5.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

6.	The Working Capital Facility Provider may from time to time, after consultation with the Cash Manager (acting on behalf of the Obligors), determine and notify to all parties any amendments or variations which are required to be made to any of the formulae set out above in order to comply with any change in law or any requirements from time to time imposed by the Bank of England or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties hereto.

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SCHEDULE 4

OBLIGOR ACCESSION DEED

To:	Royal Bank of Scotland plc
as Working Capital Facility Provider

HSBC Trustee (C.I.) Limited
as Borrower Security Trustee

From:	[Eligible Borrower]

Dated:	[Insert date]

Dear Sirs,

We refer to a facility (the "Working Capital Facility Agreement") dated 13 November 2003 and made between, inter alios, the Working Capital Facility Provider and the Borrower Security Trustee.

1.	Terms defined in Schedule 1 (Master Definitions Schedule) of a master framework agreement (the "Master Framework Agreement") dated 13 November 2003 and made between, inter alios, the Working Capital Facility Agreement and the Borrower Security Trustee shall bear the same meaning herein.

2.	[Eligible Borrower]:

	2.1.1	assumes all the rights and benefits contained in the Working Capital Facility Agreement and undertakes, upon it becoming an Obligor, to perform all the obligations expressed to be undertaken under the Working Capital Facility Agreement by an Obligor (including, the covenants set out in Clause 19 (Covenants);

	2.1.2	agrees that it shall be bound by the Working Capital Facility Agreement in all respects as if it had been an original party thereto as at the date of the Working Capital Facility Agreement; and

3.	[Eligible Borrower] confirms that the Repeating Representations are true and correct in respect of [Eligible Borrower].

4.	[Eligible Borrower][represents and warrants]/[undertakes] that, pursuant to:

	4.1.1	the Tax Deed of Covenant, and the Tax Obligor Accession Deed;

	4.1.2	the Borrower Deed of Charge, a Chargor Security Accession Deed and (if applicable) an Additional Security, to the extent required; and

	4.1.3	the Issuer/Borrower Facility Agreement:

(a) an Obligor Accession Deed in accordance with Clause 6 (Additional Borrowers) of the Issuer/Borrower Facility Agreement;

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(b) to the extent required, supplemental deeds to the Pension Deeds of Covenant;

(c) a supplemental agreement to the Account Bank and Cash Management Agreement; and

(d) to the extent required, a supplemental agreement to each of the Services Agreements;

have been/will be executed in form and substance satisfactory to the Borrower Security Trustee in connection with its accession as an Obligor.

5.	[Eligible Borrower] confirms that no WCF Event of Default is continuing (and is unwaived) or would occur as a result of [Eligible Borrower] becoming an additional Obligor.

6.	[Eligible Borrower's] administrative details are as follows:

Address:

Fax No.:

7.	[Process Agent 1

The [Eligible Borrower] agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered to [ ] at [ ] or, if different, its registered office for the time being or at any address of [Eligible Borrower] in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act. If such person is not or ceases to be effectively appointed to accept service of process on behalf of [Eligible Borrower], [Eligible Borrower] shall, immediately appoint a further person in England to accept service of process on its behalf, failing such appointment within 14 days, the Borrower Security Trustee shall be entitled to appoint such a person by a written notice addressed and delivered to [Eligible Borrower]. Nothing in this paragraph 7 shall affect the right of the Borrower Security Trustee to serve process in any other manner permitted by law. This paragraph 7 applies to Proceedings in England and to Proceedings elsewhere.]

8.	This Deed shall be governed by English law.

In witness whereof, this Deed has been executed as a deed by each of the parties hereto as a deed on the day and year first above written.

[1] This is only required if the relevant Borrower is incorporated outside the UK.

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Executed as a deed on behalf of
[Eligible Borrower]
in the presence of:

Director:

Director/Secretary:

Executed as a deed on behalf of Royal Bank of Scotland plc In the presence of:

By:	(Duly authorised attorney)

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SCHEDULE 5

OBLIGOR ACCESSION CONDITIONS PRECEDENT

1.	Corporate Documents

	1.1.1	In relation to each additional Obligor:

		(a)	copies of the constitutional documents (including the Certificate of Incorporation and Memorandum and Articles of Association) of each additional Obligor;

		(b)	copies of all authorisations and board resolutions of the board of directors of each additional Obligor:

			(1)	approving the terms of, and the transactions contemplated by, the Obligor Accession Deed to which it is a party and authorising the execution, delivery and performance of such Obligor Accession Deed and the terms and conditions thereof;

			(2)	authorising a specified person or persons to execute the Obligor Accession Deed to which it is a party on its behalf; and

			(3)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Obligor Accession Deed to which it is a party, in each case, accompanied by a certificate of an Authorised Signatory of each additional Obligor (including (i) an incumbency certificate attaching a list of the names, titles and specimen signatures of the persons authorised to sign the Obligor Accession Deed, all documents and notices to be delivered thereto or in connection therewith and to take any other action on its behalf in relation to the Borrower Transaction Documents and (ii) confirmation that all copy documents are true, correct, complete, up to date and in full force and effect); and

		(c)	a solvency certificate from each additional Obligor signed by two directors of such Obligor.

			1.1.2	If required for the purposes of approving any loan, security or other arrangement which constitutes or might constitute financial assistance, as the term "financial assistance" is defined in section 152 of the Companies Act, a copy of any statutory report from the Reporting Accountant of each additional Obligor under section 156(a) of the Companies Act and a copy of a resolution, signed by all the holders of the issued or allotted shares in the additional Obligor, approving the terms of, and the transactions contemplated by, the documents referred to in paragraph 1.1.1 above.

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	1.1.3	If required for the purposes of approving any loan, security or other arrangement which constitutes or might constitute financial assistance, as the term "financial assistance" is defined in section 152 of the Companies Act, a copy of a resolution of the board of directors of each corporate shareholder in the additional Obligor:

(a) approving the terms of the resolution referred to in paragraph 1.1.1(b) above; and

(b) authorising a specified person or persons to sign the resolution on its behalf.

2.	Other Documents

Each of the following documents executed and delivered by the relevant Transaction Parties thereto:

	2.1.1	the Obligor Accession Deed;

	2.1.2	the Borrower Accession Deed;

	2.1.3	a Chargor Security Accession Deed (and, where applicable, an Additional Standard Security) in respect of the additional security to be provided by the additional Obligor;

	2.1.4	a Tax Obligor Accession Deed;

	2.1.5	to the extent required, accession deeds to each of the Pension Deeds of Covenant;

	2.1.6	an accession agreement to the Account Bank and Cash Management Agreement;

	2.1.7	to the extent required, an accession agreement to each of the Services Agreements; and

	2.1.8	any such additional documents as are required by the Borrower Security Trustee to enable the Borrower Security Trustee to be granted security on terms satisfactory to it,

in each case, duly executed as a deed by the additional Obligor.

3.	Financial Information and Obligor Reporting Accountant's Letters and Reports

The most recent Audited Financial Statements of the additional Obligor.

4.	Legal Opinions

A legal opinion from an English or (as applicable) Scottish law firm acceptable to the Borrower Security Trustee addressed to the Issuer and the Borrower Security Trustee in form and substance satisfactory to the addressees of such legal opinions.

5.	Miscellaneous

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5.1.1	In respect of any Real Property, assets and/or shares held by each additional Obligor, receipt of all deeds and documents necessary or ancillary to evidence title to such new Real Property, assets and/or shares or undertakings in a form satisfactory to the Borrower Security Trustee that the same are held to the order of the Borrower Security Trustee.

5.1.2	Draft forms 395 in relation to any supplemental deed to the Borrower Deed of Charge and/or the Issuer Deed of Charge (including each Scottish Supplemental Issuer Deed of Charge).

5.1.3	Delivery of share certificates and signed but undated stock transfer forms in relation to the ordinary shares of the additional Obligor which are to be subject to a first fixed equitable charge pursuant to the supplemental deed to the Borrower Deed of Charge.

5.1.4	A copy of any other authorisation or other document, certificate of title, valuers' report, director's certificate, opinion and/or other supporting or ancillary documentation or assurance which the Borrower Security Trustee considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any of the documents referred to in paragraph 2 above, any of the documents to be entered into by an additional Obligor or Chargor in connection with an Additional Term Advance, or for the validity and enforceability of such documents of which the additional Obligor and/or other Chargor has been given sufficient notice to enable it to be obtained prior to the relevant date of accession of the additional Obligor.

5.1.5	Cheques for Registers of Scotland fees in connection with registering or recording any Additional Standard Security over any Scottish Heritable Property to be secured by the additional Obligor and all duly completed Registers of Scotland application forms relating thereto.

5.1.6	The results of H.M. Land Registry searches in favour of the Borrower Security Trustee on the appropriate forms against all of the registered titles comprised in any new Real Property (other than any Scottish Heritable Property) acquired under a Permitted Acquisition showing no adverse entries and giving not less than 10 Business Days' priority beyond the relevant Drawdown Date.

5.1.7	The results of Registers of Scotland searches on the appropriate forms (Land Register of Scotland search reports or Register of Sasine searches) against all of the titles comprising each new Scottish Heritable Property, acquired under a Permitted Acquisition and searches in the Register of Inhibitions and Adjudications against each additional Obligor, in each case showing no adverse entries.

5.1.8	An undertaking from the relevant additional Obligor's solicitors to use reasonable endeavours to satisfy any requisitions raised by H.M. Land Registry and Registers of Scotland in connection with the applications referred to in paragraph 5.1.5 above within the time limits imposed by such Registries.

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	5.1.9	Draft forms 395 and 398 in relation to any Additional Standard Security granted by an additional Obligor.

	5.1.10	A letter of obligation from the relevant additional Obligor's Scottish solicitors in relation to any Additional Standard Security granted by an additional Obligor in a form acceptable to the Borrower Security Trustee.

	5.1.11	Where an additional Obligor is granting an Additional Standard Security or Additional Standard Securities, a Scottish Supplemental Issuer Deed of Charge.

6.	Ratings Test

The Rating Agencies confirm in writing to the Borrower Security Trustee that the Ratings Test will be satisfied after the accession of any additional Obligor to the Working Capital Facility Agreement.

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SIGNATURE PAGE

Initial Borrower

MITCHELLS & BUTLERS RETAIL LIMITED

By:      KARIM NAFFAH

Securitisation Group Parent

MITCHELLS & BUTLERS RETAIL HOLDINGS LIMITED

By:      KARIM NAFFAH

Cash Manager

MITCHELLS & BUTLERS LEISURE RETAIL LIMITED

By:       JOHN BUTTERFIELD

Working Capital Facility Provider

THE ROYAL BANK OF SCOTLAND PLC

By:       DAMIAN THOMPSON

Borrower Security Trustee

HSBC TRUSTEE (C.I.) LIMITED

By:       JULIE FORT